Corporate Headquarters

1081 Woodward Way

Fort Collins, CO 80524, USA

970-498-5811

Exhibit 10.1

November 8, 2018

Mr. Jack Thayer

7211 Bellona Avenue

Baltimore, MD  21212

Dear Jack:

Based on the significant value you have demonstrated in your relatively short time as a Woodward board member, we are confident that you have the ability to create and deliver substantial value to Woodward.  As a result, I am pleased to present to you the following details of your job offer, which has been approved by the Compensation Committee.

POSITION:

This offer is for the position of Vice Chairman, Corporate Operations and Chief Financial Officer reporting to Tom Gendron, Chairman of the Board and Chief Executive Officer.   This is an exempt position based at the Woodward Lincoln Campus Headquarters, Fort Collins, Colorado.

COMPENSATION:

Base Pay:

•	Your base salary will be $550,000 annually. You will be eligible for a wage review on January 1, 2020.

Annual Incentive Compensation:

•

You will participate in the Woodward Variable Incentive Plan (WVIP).  Your annual incentive pay target will be 75% of eligible wages, or $412,500.  As you know, the WVIP payouts can reach a maximum of 200% of target and are paid out each November after the close of the fiscal year.  Incentive plan performance measurements continue to be aligned with company objectives and financial performance.  Please review the attached WVIP at a Glance document and related materials for further details.

Long Term Incentive (LTI) Compensation:

•

This position qualifies for Stock Options.  The granting of Stock Options is not a guarantee, and is subject to Board of Directors approval.  Any grants are typically issued on the first business day of the fiscal year.  Please review the enclosed Stock Option Plan Agreement for further details.

Corporate Headquarters

1081 Woodward Way

Fort Collins, CO 80524, USA

970-498-5811

•

You will also participate in the Woodward Cash Long Term Incentive Plan (Cash LTI).  As you are aware, this is a cash incentive compensation plan for selected top executives of the Company.  The plan consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year.  To the extent that the designated goals are achieved, a multiple of the target award will be paid at the end of the performance period.  Your target participation level will be 40% of your base pay.

•

Your total annual target LTI is $1,855,000.  $220,000 of this amount (after adjusting for forfeiture risk) is allocated to the Cash LTI, with the balance ($1,635,000) being attributable to future years’ equity awards.

Total target compensation:  $2,817,500

Special Provisions:

Sign-On Incentive:

•

If you accept this position, you will receive a special grant of 116,000 stock options upon your start date.  This represents a delivered value of approximately $3.0 million using the Black Scholes value of $25.86 for the recently awarded stock option grants.  The grant will be established at the Woodward stock price on your first date of employment using the closing price of the Company's common stock on NASDAQ on that day.  The vesting schedule will differ from the form Stock Option Agreement in that no options under this special grant will vest until the 2nd anniversary of the grant date, at which time 50% of the options will vest; and the remaining options will vest at 25% on each of the third and fourth anniversaries of the grant date.

Incentive Compensation for FY19:

•

Under our Administrative Guidelines for the Cash LTI plan, your eligibility will begin with the FY20 - FY22 performance cycle, and as you are aware, the annual stock option grant is as of October 1st of each year.  To fully compensate you for your target long-term incentive compensation in FY19, you will also receive a stock option grant of 71,700 options upon your start date, with a delivered value of approximately $1,855,000, representing your FY19 LTI.  The normal vesting schedule under our form Stock Option Agreement will apply for this grant and your future annual stock option grants.

•	You will also be eligible for a prorated payout under the WVIP for FY19 in accordance with the terms of that plan.

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Corporate Headquarters

1081 Woodward Way

Fort Collins, CO 80524, USA

970-498-5811

Travel:

•	The Company will cover travel expenses for you for an 18-month period to commute between Baltimore, MD and Fort Collins, CO.

Change-In-Control Agreement:

•

A Transition Agreement that is triggered by a change in control will be prepared for you consistent with the provisions set for our officers.   Following a change in control, if your employment is terminated (other than for cause or due to death or disability), or if you terminate with good reason (as defined in the agreement), you would receive an amount equal to 200% of each of (1) your annual base salary, (2) the greater of your WVIP target award or amount earned based on annualized YTD performance, (3) a pro-rated amount, based on relevant service, of the greater of your target Cash LTI or the annualized YTD performance based on all outstanding Cash LTI performance cycles, and (4) the sum of the contributions the company would have made during the year on your behalf to the tax-qualified defined contribution retirement plans.  In addition, all unvested stock options awards would be accelerated and become immediately exercisable.  Member health and welfare benefits would be continued at the company’s expense for a period of two years after the date of termination.  Outplacement services would be provided at the company’s expense as well as tax preparation services for the taxable year in which the termination occurred.

BENEFITS:

Woodward has an outstanding benefits package that distinguishes us in the labor market.  Please review the enclosed Benefits Program Summary.  Some benefits to highlight:

•	You and any eligible dependents will be able to fully participate in the One Woodward Health Care (medical, dental and vision) programs after thirty days of continued employment.

•

You will become eligible for company-funded basic life insurance as well as Accidental Death and Dismemberment (AD&D) coverage in the amount of two times your base annual salary up to a maximum of $1,000,000 after thirty days of continued employment.

•

You may also elect to participate in our 401K plan upon employment.  You can contribute between 0-50% of your bi-weekly pay, and Woodward will match 100% on contributions from 1-3% and 50% on contributions from 4-6% (maximum company match of 4.5%).  You will be 100% vested at the time of enrollment.

•

Upon two years of service, you will automatically become a participant in the Woodward Stock Plan (the Company contributes 5% of eligible wages on your behalf).  You will be 100% vested at the time of eligibility.

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Corporate Headquarters

1081 Woodward Way

Fort Collins, CO 80524, USA

970-498-5811

•

The standard Seniority Based Vacation Plan accrues per pay period and equates to a base of ten days per calendar year.  As a seasoned professional, you will be eligible for 4 weeks of vacation through your 13th year of service.  Upon your 14th year of service, vacation will begin to accrue beyond 4 weeks, at the rate indicated on the Seniority Based Vacation Plan schedule.  Vacation may be taken after 30 days of employment.  Base vacation in your first year will be calculated based upon the number of pay periods you work.

•	You will also continue to be eligible to participate in the Executive Benefit Plan, our nonqualified deferred compensation plan. Please review the attached program description.

RELOCATION BENEFITS:

We understand that you will not be relocating to Fort Collins.  If you decide to relocate, we can provide you with a copy of our relocation plan.

This letter contains the entire agreement with respect to your employment.  It supersedes any and all other agreements, either oral or in writing with respect to your employment relationship, as well as your current role as a director, it being understood you will resign as a director as part of your acceptance of this job offer.  You and Woodward acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding.  The terms of employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement signed by both you and the Corporate Vice President, Human Resources.

While we look forward to this being a long and mutually rewarding association, Colorado is an at-will state.  Your employment will be at will.  You may leave your employment at any time.  Woodward may transfer, reassign, suspend or demote, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

Our offer is contingent upon:  1) the successful completion of a pre-employment drug screen, 2) the position being in existence at the time of your established start date, 3) no evidence of false or misleading information on your application or subsequent information you provide, 4) the successful completion of a background check and Restricted Party Screening, 5) fulfilling I-9 and e-Verify requirements, and 6) receipt of any required export license or other authorization from the US government under US Export Control Regulation.  These are requirements for all new employees.

We look forward to discussing the offer in more detail.  In the meantime, should any questions arise regarding this offer, feel free to contact Steve Meyer or me.

If you accept this job offer on the terms and conditions set forth in this letter, please sign below and return the original of this letter me via email.

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Corporate Headquarters

1081 Woodward Way

Fort Collins, CO 80524, USA

970-498-5811

Jack, we are really looking forward to having you join Woodward.  This is an exciting time to be with the company as we are positioned extremely well for profitable growth.

Sincerely,

/s/ Thomas A. Gendron

Tom Gendron

Chairman, Chief Executive Officer and President

Enclosures

____________________________________________________________________________________

Accepted

/s/ Jonathan W. Thayer	12/18/18
Jonathan W. Thayer	Date

Start Date:	1/7/19

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